Exhibit 5.1
[Letterhead of Skadden, Arps, Slate, Meagher & Flom LLP]
July 12, 2011
Devon Energy Corporation
20 North Broadway
Oklahoma City, OK 73102

Re:	Devon Energy Corporation
2.40% Senior Notes due 2016, 4.00% Senior Notes due 2021 and 5.60% Senior Notes due 2041
Ladies and Gentlemen:
          We have acted as special counsel to Devon Energy Corporation, a Delaware corporation (the “Company”), in connection with the public offering of $500 million aggregate principal amount of the Company’s 2.40% Senior Notes due July 15, 2016, $500 million aggregate principal amount of the Company’s 4.00% Senior Notes due July 15, 2021, and $1,250 million aggregate principal amount of the Company’s 5.60% Senior Notes due July 15, 2041 (collectively, the “Debt Securities”), to be issued under the Indenture, dated as of July 12, 2011 (the “Base Indenture”), as amended and supplemented by Supplemental Indenture No. 1, dated as of July 12, 2011 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), between the Company and UMB Bank, National Association, as trustee for the Debt Securities (the “Trustee”). The Company entered into an underwriting agreement, dated as of July 5, 2011 (the “Underwriting Agreement”), with Goldman, Sachs & Co., Morgan Stanley & Co. LLC and UBS Securities LLC, as representatives of the several underwriters named therein (the “Underwriters”), relating to the sale by the Company to the Underwriters of the Debt Securities.
          This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).
          In rendering the opinion stated herein, we have examined and relied upon the following:
(i)	the registration statement on Form S-3 (File No. 333-156025) of the Company relating to the Debt Securities and other securities of the Company filed on December 9, 2008 with the Securities and Exchange Commission (the “Commission”) under the Securities Act allowing for

Devon Energy Corporation
July 12, 2011

delayed offerings pursuant to Rule 415 of the General Rules and Regulations under the Securities Act (the “Rules and Regulations”), and the Post-Effective Amendment No. 1 thereto, filed on July 5, 2011, including information deemed to be a part of the registration statement pursuant to Rule 430B of the Rules and Regulations (such registration statement as amended, being hereinafter referred to as the “Registration Statement”);

(ii)	an executed copy of the Base Indenture;

(iii)	an executed copy of the Supplemental Indenture;

(iv)	the form of the Debt Securities included in the Indenture and the executed copies of the global notes evidencing the Debt Securities in the forms delivered to the Trustee for authentication (the “Note Certificates”);

(v)	a copy of the Amended and Restated Certificate of Incorporation of the Company, dated June 8, 2011, as certified by the Secretary of State of the State of Delaware as of July 1, 2011, and as certified by Carla Brockman, Secretary of the Company;

(vi)	a copy of the Bylaws of the Company, as in effect as of the date hereof and as certified by Carla Brockman, Secretary of the Company; and

(vii)	copies of certain resolutions of the Board of Directors of the Company, adopted on December 3, 2008, March 2, 2011 and June 8, 2011, and certain resolutions of the Offering Committee thereof, adopted on July 5, 2011, relating to the issuance of the Debt Securities, approval of the Indenture and related matters, each as certified by Carla Brockman, Secretary of the Company.
          We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below.
          In our examination, we have assumed the genuineness of all signatures including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.
          We do not express any opinion with respect to the laws of any jurisdiction other than (i) the General Corporation Law of the State of Delaware and (ii) the laws of the State of

Devon Energy Corporation
July 12, 2011

New York that, in our experience, are normally applicable to transactions of the type contemplated by the Registration Statement and to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws (all of the foregoing being referred to as “Opined on Law”), or as to the effect of any such non-Opined on Law on the opinions stated herein. The Indenture and the Note Certificates are referred to herein collectively as the “Transaction Documents.”
          Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions stated herein, we are of the opinion that when duly authenticated by the Trustee and issued and delivered by the Company against payment therefor in accordance with the terms of the Underwriting Agreement and the Indenture, the Debt Securities will constitute valid and binding obligations of the Company, entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms under the laws of the State of New York.
          The opinion stated herein is subject to the following qualifications:
     (a) the opinions stated herein are limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, preference and other similar laws affecting creditors’ rights generally, and by general principles of equity (regardless of whether enforcement is sought in equity or at law);
     (b) except to the extent expressly stated in the opinions contained herein, we do not express any opinion with respect to the effect on the opinions stated herein of (i) the compliance or non-compliance of any party to any of the Transaction Documents with any laws, rules or regulations applicable to such party or (ii) the legal status or legal capacity of any such party to any of the Transaction Documents;
     (c) except to the extent expressly stated in the opinions contained herein, we have assumed that each of the Transaction Documents constitutes the valid and binding obligation of each party to such Transaction Document, enforceable against such party in accordance with its terms; and
     (d) to the extent that any opinion relates to the enforceability of the choice of New York law and choice of New York forum provisions contained in any Transaction Document, the opinions stated herein are rendered solely in reliance upon New York General Obligations Law sections 5-1401 and 5-1402 and Rule 327(b) of New York Civil Practice Law and Rules and are subject to the qualification that such enforceability may be limited by, in each case, the terms of such sections 5-1401 and 5-1402, as well as by principles of public policy, comity or constitutionality.
          In addition, in rendering the foregoing opinion we have assumed that neither the execution and delivery by the Company of the Transaction Documents to which it is a party nor the performance by the Company of its obligations under the Transaction Documents (i) constitutes or will constitute a violation of, or a default under, any lease, indenture, instrument or other agreement to which the Company or its property is subject, (ii) contravenes or will contravene any order or decree of any governmental authority to which the Company or its

Devon Energy Corporation
July 12, 2011

property is subject, (iii) violates or will violate any law, rule or regulation to which the Company or its property is subject or (iv) requires the consent, approval, licensing or authorization of, or any filing, recording or registration with, any governmental authority under any law, rule or regulation of any jurisdiction.
          We hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K, being filed on the date hereof, and incorporated by reference into the Registration Statement. We also hereby consent to the reference to our firm under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations.

Very truly yours,
/s/ Skadden, Arps, Slate, Meagher & Flom LLP